UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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 LEVEL ONE BANCORP, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2021

To the shareholders of Level One Bancorp, Inc.:

The annual meeting of the shareholders of Level One Bancorp, Inc., a Michigan corporation, will be held at the Company's headquarters located at 32991 Hamilton Court, Farmington Hills, Michigan 48334, on Thursday, May 6, 2021, at 5:00 p.m., local time, for the following purposes:

    1. The election of 11 directors to serve for terms expiring at the 2022 annual meeting of shareholders and until their successors are elected and qualified;

    2. The ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2021; and

    3. The transaction of such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

We are not aware of any other business to come before the annual meeting. The board of directors has fixed the close of business on March 11, 2021, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. If there are an insufficient number of shares for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.

Please note that due to the public health impact of the COVID-19 pandemic, attendees at the annual meeting will be required to wear protective face coverings and adhere to social distancing guidelines at all times and may be subject to health screening procedures, including a temperature check, upon entering the building. Seating may be limited to comply with applicable directives and guidelines from the state of Michigan and the Centers for Disease Control and Prevention. For the convenience of our shareholders, we will make a live audio presentation of the annual meeting available by telephone by dialing 866-895-5510; code 730872. You will not be able to vote or ask questions through the live audio presentation, and you will not be deemed to be “present” at the meeting for quorum purposes unless you have submitted a proxy.

By order of the board of directors,

Patrick J. Fehring
Chair
Farmington Hills, Michigan
March 26, 2021

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 6, 2021:
Our proxy statement and 2020 annual report on Form 10‑K are available online at http://investor.levelonebank.com.

Level One Bancorp, Inc.

LEVEL ONE BANCORP, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 6, 2021

        These proxy materials are furnished in connection with the solicitation by the board of directors of Level One Bancorp, Inc., a Michigan corporation (the "Company"), of proxies to be used at the 2021 annual meeting of shareholders of the Company, to be held at the Company's headquarters, which is located at 32991 Hamilton Court, Farmington Hills, Michigan 48334, on Thursday, May 6, 2021, at 5:00 p.m., local time, and at any adjournments or postponements of such meeting. In accordance with rules and regulations of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include the Notice of Annual Meeting, this proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2020, over the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is first being mailed to shareholders on or about March 26, 2021.

The Company is the holding company of Level One Bank (the "Bank").

QUESTIONS AND ANSWERS

        The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why did I receive access to the proxy materials?

        We have made the proxy materials available to you over the Internet because on March 11, 2021, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the meeting. It also gives you information concerning those matters to assist you in making an informed decision.

Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials?

        We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 26, 2021, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. The notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

What matters will be voted on at the meeting?

        You are being asked to vote on the election of 11 directors for terms expiring at the 2022 annual meeting of shareholders and until their successors are elected and qualified and the ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2021. These matters are more fully described in this proxy statement.

What are the board's voting recommendations?

        The board recommends that you vote your shares "FOR" the election of each of the director nominees named in this proxy statement and the appointment of Plante & Moran, PLLC as our independent registered public accounting firm.

If I am the record holder of my shares, how do I vote?

        If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust Company, there are three ways to vote:

    •In Person.  You may vote in person at the meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver's license or passport, and may be requested to provide proof of stock ownership as of the record date. You will not be able to vote by listening to the live audio presentation of the meeting.

    •Via the Internet.  You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed copies of the proxy materials by mail, these instructions can be found on your proxy card.

    •By Mail.  If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of the Company's shares held in street name, how do I vote?

        If you are a beneficial owner of shares held in street name (such as if you hold your shares through a broker, trustee or other fiduciary), then there are three ways to vote:

    •In Person.  If you are a beneficial owner of shares held in street name and wish to vote in person at the meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification, such as a driver's license or a passport. For your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

    •Via the Internet.  If you received this proxy statement from your broker, trustee or other fiduciary who may hold your shares, your broker, trustee or fiduciary should have given you instructions for the directing how they should vote your shares via the Internet.

    •By Mail.  If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the form and returning it in the envelope provided.

What happens if I do not give specific voting instructions?

        Shareholders of Record.    If you are a shareholder of record and you: (i) indicate when voting on the Internet that you wish to vote as recommended by the board; or (ii) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

     Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

        At the meeting, the election of directors is considered a non-routine matter, and the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.

What options do I have in voting on each of the proposals?

        You may vote "FOR ALL," "WITHHOLD AUTHORITY TO VOTE FOR ALL," or "FOR ALL NOMINEES EXCEPT AS MARKED" with respect to the election of director nominees, and "FOR," "AGAINST" or "ABSTAIN" with respect to the ratification of the appointment of our independent registered public accounting firm and any other proposal that may properly be brought before the meeting.

How many votes may I cast?

        You are entitled to cast one vote for each share of common stock you owned on the record date.

What is the quorum required at the meeting?

        The holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the meeting. If less than a majority of the outstanding shares are represented at the meeting, the holders of the shares represented may adjourn the meeting at any time.

        On March 11, 2021, the record date, there were 7,623,764 shares of common stock issued and outstanding. Therefore, at least 3,811,883 shares need to be represented at the meeting, in person or by proxy, to constitute a quorum. Shareholders listening to the live audio presentation of the meetings will not be deemed to be present at the meeting unless they have submitted a proxy.

How many votes are needed for approval of each proposal?

        With respect to the election of directors, the 11 nominees receiving the greatest number of votes cast "FOR" their election will be elected as directors to serve until the Company's 2022 annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

With respect to the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast on the proposal (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal) is required to approve the ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
How are abstentions and broker non-votes treated?

        Broker non-votes and abstentions will not be counted as votes cast, but will count for purposes of determining whether a quorum is present. So long as a quorum is present, broker non-votes and abstentions will have no effect on the outcome of the matters to be presented for a vote at the annual meeting.

        In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided.

What if I change my mind after I return my proxy?

        You may revoke your proxy and change your vote. If you voted by Internet, prior to the applicable cutoff time, you may change your vote using the Internet as described above, in which case only your latest Internet proxy submitted prior to the applicable cutoff time for Internet voting will be counted. If you voted by mail, you may revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date. If you voted by Internet or by mail, you may also revoke your proxy and change your vote by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you properly vote at the meeting. Listening to the live audio presentation of the meeting does not constitute attendance at the meeting and will not enable you to revoke your proxy or change your vote. You may also revoke your proxy by specifically requesting that your prior proxy be revoked by delivering a written notice of revocation to the Company's secretary at 32991 Hamilton Court, Farmington Hills, Michigan 48334 prior to the meeting.

What happens if a nominee is unable to stand for election?

        The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than 11 nominees. The board has no reason to believe any nominee will be unable to stand for election.

Who will serve as the inspector of election?

        A representative of the Company will serve as the inspector of election.

Where do I find the voting results of the meeting?

        If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the annual meeting.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of the Company or its subsidiaries may solicit proxies in person. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

This proxy statement contains two proposals requiring shareholder action. Proposal 1 requests the election of 11 directors to the board of directors. Proposal 2 requests the ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2021.

PROPOSAL 1—ELECTION OF DIRECTORS

       Following review and nomination from the Nominating and Governance Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the 2022 annual meeting of shareholders and until their successors are elected and qualified:

  We unanimously recommend that you vote "FOR" each of the nominees for director. Proxies properly signed and returned will be voted “FOR ALL” of the nominees unless you specify otherwise.

Name	Age	Position with the Company	Director Since
Patrick J. Fehring	63	Chair, President and Chief Executive Officer	2007
Barbara E. Allushuski	68	Director	2010
Victor L. Ansara	62	Director	2008
James L. Bellinson	60	Director	2007
Michael A. Brillati	46	Director	2008
Shukri W. David	61	Director	2007
Thomas A. Fabbri	67	Director	2007
Jacob W. Haas	73	Director	2020
Mark J. Herman	65	Director	2007
Steven H. Rivera	58	Director	2008
Stefan Wanczyk	60	Director	2010

Each of the nominees is an incumbent director. If re-elected, all of our directors will hold office until the annual meeting of shareholders in 2022 and until their respective successors are elected and qualified, or until their earlier death, resignation, removal or disqualification. There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors, except that Jacob W. Haas was originally appointed to the board in 2020 in connection with the Company’s acquisition of Ann Arbor Bancorp, Inc., as required by the terms of the merger agreement related to such transaction.

The business experience of each nominee, as well as their qualifications to serve on the board, is set forth below. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. Other than as described below, no nominee or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

        Patrick J. Fehring.    Mr. Fehring serves as Chair, President and Chief Executive Officer of the Company and the Bank, positions he has held since 2007. Prior to founding the Bank, Mr. Fehring spent 27 years with Fifth Third Bancorp or its affiliates, most recently as President of Fifth Third Bank, Eastern Michigan. Mr. Fehring received his B.S in business from Miami University in Ohio. Our board considered Mr. Fehring's role as President and Chief Executive Officer of the Company and the Bank, his over 40 year career in banking and his long-standing relationships within the business community in determining that he should be a member of our board.

        Barbara E. Allushuski.    Ms. Allushuski is the President and Chief Executive Officer of Blue Heron Talent, LLC, an executive coaching firm. She also serves on the boards of the Detroit Regional Chamber Emeritus, on the advisory board for the Girl Scouts of Southeastern Michigan, and as a limited partner of Belle Capital. Ms. Allushuski earned a bachelor's degree in economics from Ohio University and completed an Executive Development Leadership program at The Wharton School of the University of Pennsylvania. Our board considered Ms. Allushuski's business experience, her management experience as the president and chief executive officer of a business and her knowledge of the business community in our market area in determining that she should be a member of our board, Audit Committee and Compensation Committee.

        Victor L. Ansara.    Mr. Ansara is the President and Chief Executive Officer of the Ansara Restaurant Group, Inc., a

restaurant and real estate company. Mr. Ansara received his B.A. from the University of Michigan, Dearborn. Mr. Ansara is also a member of the Michigan Bar Association, having received his law degree from the Detroit College of Law. Our board considered Mr. Ansara's experience as the chief executive officer of a local business and his knowledge and experience with real estate investment in determining that he should be a member of our board and Compensation Committee.

       James L. Bellinson.    Mr. Bellinson is the Managing Member and founder of Riverstone Communities, which owns and operates 85 manufactured housing communities in 11 states. In 2012, Mr. Bellinson co-founded Peas and Carrots Hospitality LLC, a restaurant holding company that owns restaurants in Michigan and Chicago. He previously served as President and Chief Operating Officer of Arcadia Services, Inc., a national health care provider in 21 states that was sold in 1997 to Integrated Health Services, Inc., a New York Stock Exchange company. In 2015, Mr. Bellinson co-founded Riverstone Growth Partners, which is a private equity group. Also in 2015, he co-founded Brilliant Detroit, a non-profit that buys homes in underserved Detroit neighborhoods and converts them to free early childhood learning centers. Mr. Bellinson is active in several other philanthropic organizations in the Detroit area. He graduated from the University of Michigan with a B.A. in Economics. He also earned his Juris Doctor degree from the University of San Diego, College of Law, and became a licensed attorney in the State of Michigan. Our board considered Mr. Bellinson's knowledge of the business community in our market area and his overall extensive business and management level experience in determining that he should be a member of our board and Nominating and Governance Committee.

        Michael A. Brillati.    Mr. Brillati is Chief Executive Officer of Salus Group, a benefits and administration company. Mr. Brillati is also managing partner of Oxford Capital Partners, a real estate and investment holdings company. Mr. Brillati received his B.A from the University of Detroit - Mercy. Our board considered Mr. Brillati's knowledge of the business community in our market area and his overall extensive business and management level experience in determining that he should be a member of our board.

        Shukri W. David.    Dr. David is a cardiologist and physician chair of the Cardiovascular Center of Excellence at St. John Providence Health System with cardiovascular service line responsibilities for Ascension Health Michigan. He has partial ownership of Cardiovascular Therapeutics, and has partial ownership in Heart Cardiology Consultants, which is based in Southfield, Michigan. He completed cardiovascular training at Providence Hospital and Harper Hospital, Wayne State University. Dr. David currently serves on the Board of Visitors for the school of nursing at Oakland University. He earned his medical degree from American University of the Caribbean and an MBA from Indiana University Business School. Our board considered Dr. David's business and management experience in determining that he should be a member of our board, Audit Committee, Nominating and Governance Committee and Compensation Committee.

        Thomas A. Fabbri.    Mr. Fabbri is the President and Chief Executive Officer of Aaro Companies, which provides maintenance and janitorial services for commercial buildings, and of Lakeview Hills Golf Resort. He previously served on the board of directors for Huntington Bank and the Detroit Athletic Club. Mr. Fabbri earned a bachelor's degree in commerce and finance from the University of Detroit. Our board considered Mr. Fabbri's experience on a bank's board of directors, his knowledge of the business community in our market area, and his overall extensive business and management level experience in determining that he should be a member of our board, Audit Committee and Nominating and Governance Committee.

Jacob W. Haas.     Mr. Haas is the owner and operator of Airport Plaza Business Park, a 27-building multi-tenant business facility in Ann Arbor, Michigan, and the owner and operator of Saline Construction Company, a commercial construction company in Ann Arbor, Michigan. He also serves as president of Forest Hills Cemetery in Ann Arbor and is chair of the Board of Directors and a finance committee member for Emergent Health Partners, parent company to multiple ambulance services serving communities across Southern Michigan. Mr. Haas has served on numerous community and charitable board of directors in the Ann Arbor area. He earned a bachelor’s degree in architecture from the University of Michigan in 1971. Our board considered Mr. Haas's extensive as well as distinguished business career in Washtenaw County in determining that he should be a member of our board and Compensation Committee.

        Mark J. Herman.    Mr. Herman is the President and Chief Operating Officer of ANYI Management Company, a commercial real estate company. He has 25 years of experience in the banking industry, primarily with Comerica Bank and Fifth Third Bank, which included management and executive management positions in the areas of commercial lending, trust and investments and private banking. Mr. Herman earned a bachelor's degree from Central Michigan University and an MBA from Michigan State University. Our board considered Mr. Herman's experience as the chief operating officer of a local business, his knowledge of and experience with real estate investment and development, and his experience in the banking industry in determining that he should be a member of our board and Audit Committee.

        Steven H. Rivera.    Dr. Rivera is the Physician Advisor for Ascension Providence and Providence Park campuses, past

President of the Medical Staff of Providence and serves on the health system board for Ascension Southeast Michigan Hospitals. He was a founder and managing partner of Independent Emergency Physicians, P.C. for over 20 years. Dr. Rivera received his B.S from the University of South Florida. He completed his M.D at the NOVA Southeastern University of Health Sciences in Ft. Lauderdale, Florida. In 2004, Dr. Rivera received his MBA from the University of Tennessee. Our board considered Dr. Rivera's management experience and knowledge of the business community in our market area in determining that he should be a member of our board, Nominating and Governance Committee and Compensation Committee.

        Stefan Wanczyk.    Mr. Wanczyk is the President and Chief Executive Officer of Utica Enterprises, Inc., a holding company that owns and operates 12 subsidiaries in the automotive and transportation industry. He is also the Chief Executive Officer of Hour Media, LLC, which owns and operates 10 media companies in six states. Mr. Wanczyk also serves as a director and trustee of several foundations and non-profit organizations in the Detroit area. He graduated from Wayne State University with a bachelor's degree in accounting. Our board considered Mr. Wanczyk's management experience as a chief executive officer, his accounting acumen, and his knowledge of the business community in our market area in determining that he should be a member of our board, Audit Committee and Nominating and Governance Committee.

Executive Officers

        The following table sets forth certain information regarding our executive officers, including their names, ages and positions:

Name	Age	Position
Patrick J. Fehring	63	Chair, President and Chief Executive Officer of the Company and the Bank
Gregory A. Wernette	58	Executive Vice President, Chief Lending Officer and Corporate Secretary of the Company and the Bank
David C. Walker	60	Executive Vice President and Chief Financial Officer of the Company and the Bank
Timothy R. Mackay	51	Assistant Corporate Secretary of the Company and Executive Vice President, Consumer Banking Officer and Assistant Corporate Secretary of the Bank
Eva D. Scurlock	43	Assistant Corporate Secretary of the Company and Executive Vice President, Risk Management Officer and Assistant Corporate Secretary of the Bank
Melanie C. Barrett	62	Executive Vice President and Chief Human Resources Officer of the Company and the Bank

The business experience of each of our executive officers is set forth below, other than the business experience of Mr. Fehring, whose business experience is described above. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.
        Gregory A. Wernette.    Mr. Wernette serves as Executive Vice President, Chief Lending Officer and Corporate Secretary of the Company and the Bank, positions he has held since 2007. Prior to joining the Bank at inception, Mr. Wernette spent 21 years with Comerica Bank, most recently as First Vice President and Group Manager in Middle Market Banking. Mr. Wernette received his B.S in finance from Central Michigan University and his MBA in accounting from Wayne State University.

        David C. Walker.    Mr. Walker serves as Executive Vice President and Chief Financial Officer of the Company and the Bank, positions he has held since 2009. Mr. Walker previously served as Group Vice President of Detroit-based GMAC LLC, where he spent 24 years in various financial disciplines, including seven years as Chief Financial Officer of GMAC's Mortgage Group and two years as GMAC's Treasurer. Mr. Walker obtained his B.S. in applied math and economics from Brown University and his MBA in finance from the University of Michigan.

        Timothy R. Mackay.    Mr. Mackay serves as Assistant Corporate Secretary of the Company and as Executive Vice President, Consumer Banking Officer and Assistant Corporate Secretary of the Bank, positions he has held since 2013. He is responsible for the strategic leadership of the Consumer Banking Division of the Bank, including branch banking, small business banking, residential mortgage and marketing.  Prior to joining the Bank, Mr. Mackay spent 21 years with Fifth Third Bank serving in various leadership capacities in Michigan and Florida, most recently serving as Senior Vice President, Retail Banking Executive in South Florida. Mr. Mackay received his B.A. in business administration from Hope College.

        Eva D. Scurlock.    Ms. Scurlock serves as Assistant Corporate Secretary of the Company and Executive Vice President, Risk Management Officer and Assistant Corporate Secretary of the Bank, positions she has held since 2016. With over 20 years of experience in the banking industry, including most recently as Credit Training Manager and Commercial Lender at LaSalle Bank, Ms. Scurlock, who joined the Company at inception, is responsible for the strategic leadership of enterprise risk management, including credit and compliance risk. Ms. Scurlock was selected by Crain's Detroit Business as a "40 Under 40" honoree in 2013 and "Top 10 Michigan Business Woman" by the National Association of Women Business Owners (NAWBO) in 2014. Ms. Scurlock received her B.A. in finance from Michigan State University.

        Melanie C. Barrett.    Ms. Barrett serves as Executive Vice President and Chief Human Resources Officer of the Company and the Bank, positions she has held since 2018. With 41 years of experience in banking, including past positions at Comerica Bank and Flagstar Bank, Ms. Barrett is responsible for human resources activity including staffing, compensation, training, leadership development, and team member benefits. Prior to joining the Company and the Bank, she served as Senior Vice President-Director of Human Resource Business Partners of Flagstar Bank from April 2012 until July 2017. In this capacity, her primary responsibilities included the development of policies and practices for the organization, working with business leaders on organizational realignments and restructurings, overseeing the management of employee relations concerns, and overseeing the due diligence and integration of employees acquired through acquisitions. Ms. Barrett received her B.S. in business administration from Central Michigan University.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

        Under the rules of The Nasdaq Stock Market LLC ("Nasdaq"), independent directors must comprise a majority of the board of directors. The rules of Nasdaq, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

        The board of directors has evaluated the independence of its members based upon the rules of Nasdaq and the SEC. Applying these standards, and based on information provided by each director concerning his or her background, employment and affiliations, the board of directors has affirmatively determined that, with the exception of Mr. Fehring, each of the current directors is an independent director, as defined under the applicable rules. Because Mr. Fehring is an executive officer of the Company and the Bank, Mr. Fehring is not independent under the rules of Nasdaq and the SEC. In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the matters discussed under "Certain Relationships and Related Party Transactions."

The board held 14 regularly scheduled and special meetings during 2020. During 2020, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. Last year, eight of the eleven directors serving at that time were present at the annual meeting.

Board Leadership Structure

        The board of directors does not have a formal policy requiring the separation of the roles of Chair of the Board and Chief Executive Officer. It is the directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Nominating and Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Since our formation, the positions of Chair and Chief Executive Officer have been combined and held by Mr. Fehring. We believe this board leadership structure is the most appropriate for the Company at this time because of the efficiencies achieved in having the roles of Chair and Chief Executive Officer combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of the board of directors as a whole. As noted above, Mr. Fehring is not currently considered to be "independent" according to Nasdaq rules.

        Because the Chair of the Board is not an independent director, we have a separate lead independent director who organizes and presides at sessions of our independent directors. Currently, Mr. Wanczyk serves as the lead independent director. Consistent with Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Mr. Fehring present. In 2020, two independent sessions were held.

Board Committees

        The board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Mr. Fehring, and Mr. Brillati following his resignation from the Compensation Committee in August 2020, are not members of any of these committees. The responsibilities of these committees are described below. The board of directors may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. The following table summarizes the membership of each of the committees of the board of directors:

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Barbara E. Allushuski	X	X (Chair)
Victor L. Ansara		X
James L. Bellinson			X
Shukri W. David	X	X	X
Thomas A. Fabbri	X		X (Chair)
Jacob W. Haas		X
Mark J. Herman	X
Steven H. Rivera		X	X
Stefan Wanczyk	X (Chair)		X

        Audit Committee.    The board of directors has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of "independent director" under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under Nasdaq rules and applicable SEC rules for Audit Committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, the board of directors has determined that Mr. Wanczyk has the required financial sophistication due to his experience and background, which at least one Audit Committee member must have under Nasdaq rules. The board has determined that Mr. Wanczyk also qualifies as an "audit committee financial expert," as that term is defined under applicable SEC rules. The Audit Committee held four meetings during 2020.
      The Audit Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Audit Committee is available on the investor relations section of the Bank's website at
http://investor.levelonebank.com under "Corporate Governance." As described in its charter, our Audit Committee has responsibility for, among other things:

•selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

•reviewing the independence of our independent auditors;

•reviewing actions by management on recommendations of the independent auditors and internal auditors;

•meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

•reviewing our earnings releases and reports to be filed with the SEC;

•reviewing reports of bank regulatory agencies and monitoring management's compliance with recommendations contained in those reports;

•reviewing and approving transactions for potential conflicts of interest under the Company's conflict of interest policy; and

•handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.

        Compensation Committee.    The board of directors has evaluated the independence of the members of the Compensation Committee and has affirmatively determined that all of the members of the Compensation Committee are "independent" under Nasdaq rules, satisfy the additional independence standards under Nasdaq rules for compensation committee service, and are "nonemployee directors" under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee held four meetings during 2020.

        The Compensation Committee has adopted a written charter, which sets forth the committee's duties and responsibilities and which is available on the investor relations section of the Bank's website at http://investor.levelonebank.com under "Corporate Governance." As described in its charter, the Compensation Committee has responsibility for, among other things:

•reviewing, monitoring and approving the overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives that reward executive officers and other employees for meeting corporate objectives;

•determining the annual compensation of the Chief Executive Officer;

•reviewing and approving structure, policies and programs with respect to the other executive officers;

•overseeing the administration of equity and other incentive compensation plans and programs and making recommendations to the board of directors relating to these matters; and

•handling such other matters that are specifically delegated to the Compensation Committee by the board of directors from time to time.

The Compensation Committee has the authority to retain consultants and advisors, which it does periodically. Refer to the "Executive Compensation" section of this proxy statement for further details on the independent consultants the Company engaged during 2020.

        Nominating and Governance Committee.    The board of directors has evaluated the independence of the members of the Nominating and Governance Committee and has affirmatively determined that all of the members of the Nominating and Governance Committee are "independent" under Nasdaq rules. The Nominating and Governance Committee held three meetings during 2020.

        The Nominating and Governance Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Nominating and Governance Committee is available on the investor relations section of the Bank's website at http://investor.levelonebank.com under "Corporate Governance." As described in its charter, the Nominating and Governance Committee has responsibility for, among other things:

•recommending persons to be selected by our board of directors as nominees for election as directors or to fill any vacancies on our board of directors;

•developing and recommending to the board of directors a set of corporate governance guidelines applicable to the Company and reviewing these guidelines at least once a year;

•reviewing the board of director's committee structure and composition and making recommendations to the board of directors regarding the appointment of directors to serve as members of each committee and committee chairs annually; and

•handling such other matters that are specifically delegated to the Nominating and Governance Committee by our board of directors from time to time.

The Nominating and Governance Committee will give appropriate consideration to candidates for board membership proposed by shareholders that are supported by adequate information about the candidates’ qualifications and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Governance Committee.

        In carrying out its nominating function, the Nominating and Governance Committee has developed qualification criteria for all potential director nominees, including incumbent directors, board nominees and shareholder nominees. These criteria include the following attributes:

•integrity and high ethical standards in the nominee's professional life;

•sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service to the board;

•evidence of leadership and sound judgment in the nominee's professional life;

•a willingness to abide by any published code of ethics for the Company; and

•a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member.

        The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with Nasdaq rules (to ensure that, at all times, at least a majority of our directors are independent).

        Prior to nominating an existing director for re-election to the board, the committee will consider and review the following attributes with respect to each existing director:

•board and committee attendance and performance;

•age and length of board service;

•experience, skills and contributions that the existing director brings to the board;

•independence and any conflicts of interest; and

•any significant change in the director's professional status or work experience, including the attributes considered for initial board membership.

In addition, the Nominating and Governance Committee may consider factors such as business and industry experience, public company experience, education, independence, diversity with respect to gender, race, or national origin, and familiarity with our market areas. The board of directors believes that the Company and our shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. Consistent with this philosophy, the board of directors considers factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the board.

Shareholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Shareholders may contact our board of directors by contacting our corporate secretary, Gregory Wernette, at Level One Bancorp, Inc., 32991 Hamilton Court, Farmington Hills, Michigan 48334, or 248-737-7159. All communications will be forwarded to the appropriate member of the board of directors unless they are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations of Directors. In accordance with our bylaws, a shareholder may nominate a director for election at an annual meeting of shareholders by delivering written notice of the nomination to our corporate secretary, at the above address, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year's annual shareholder meeting, and that the notice to our corporate secretary contain certain information about the shareholder and the director nominee. As a result, notice of nominations for directors to be brought by a shareholder at the 2022 annual meeting of shareholders must be delivered to our secretary no earlier than the close of business on January 6, 2022, and no later than the close of business on February 5, 2022. The shareholder's notice to the secretary must include: (a) the name and address of record of the nominating shareholder and the proposed nominee; (b) a representation that the nominating shareholder is a beneficial owner or holder of record of shares of the Company entitled to vote at such meeting, has full voting power with respect to such shares and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (d) the number and kinds of securities of the Company held beneficially or of record by the nominee; (e) such other information regarding each nominee proposed by such nominating shareholder as is requested by the board of directors; and (f) the consent of each nominee to serve as a director of the Company if so elected. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

In addition, shareholders may recommend that the board of directors nominate a nominee by delivering or mailing a written recommendation to the President of the Company not later than the close of business on January 1 of the year in which the nomination is proposed.

Shareholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2022 annual meeting of shareholders, shareholder proposals must be received by our corporate secretary, at the above address, no later than November 25, 2021, and must otherwise comply with the notice and other provisions of our bylaws, as well as SEC rules and regulations, including Rule 14a-8 adopted under the Exchange Act.

For proposals to be otherwise brought by a shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal to our corporate secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year's annual shareholder meeting. As a result, notice of shareholder proposals to be brought at the 2022 annual meeting of shareholders must be delivered to our secretary no earlier than the close of business on January 6, 2022, and no later than the close of business on February 5, 2022. The shareholder's notice to the secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposed business is to be brought; (c) the number of shares of the Company's common stock beneficially owned by such shareholder on the date of such shareholder's notice; and (d) any financial or other interest of such shareholder in the proposal. Proposals properly made in compliance with this paragraph may be brought before the annual meeting but will not be included in our proxy statement.

Board Oversight of Risk Management

The board of directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. The board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of the board of directors assuming a different and important role in overseeing the management of the risks we face.

The full board of directors oversees the enterprise-wide risk management framework, which establishes the overall risk appetite and risk management strategy and enables management to understand, manage and report on the risks we face. The full board of directors also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management. The Audit Committee of the board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of the board of directors has primary responsibility for the design and evaluation of the compensation plans, in connection with its responsibility to limit the risks and exposures associated with compensation policies, plans and practices, regarding both executive compensation and the compensation structure in general. In particular, the Compensation Committee reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by employees. The Nominating and Governance Committee of our board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest.

In light of COVID-19 pandemic, the board enhanced discussions about areas of risk, including on key topics such as credit risk, keeping bank team members and clients safe, other elevated risks arising from the pandemic and resulting operating environment, and additional cybersecurity risk oversight.

The senior management team is responsible for implementing and reporting to the board of directors regarding the risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. The senior management team is also responsible for creating and recommending to the board of directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

        The role of the board of directors in our risk oversight is consistent with our leadership structure, with the members of our senior management team having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Compensation Committee Interlocks and Insider Participation

        During 2020, Ms. Allushuski, Messrs. Ansara, Brillati and Haas, and Drs. Rivera and David served as members of the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or employee of the Company. None of the executive officers of the Company serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

        The board of directors has adopted a code of business conduct and ethics that applies to all directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code sets forth the standard of ethics by which all directors and employees are expected to follow. The code of business conduct and ethics is available on the investor relations section of the Bank’s website at http://investor.levelonebank.com under "Corporate Governance." We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendments to the code, or any waivers of its requirements, applicable to our principal executive officer, principal financial officer, or principal accounting officer by posting such information on this website, as well as any other means required by Nasdaq rules.

Corporate Governance Guidelines

        Our board of directors has adopted a set of corporate governance guidelines to assist our board of directors in the exercise of its fiduciary duties and to promote the effective functioning of our board and its committees. Our corporate governance guidelines are available on the investor relations section of the Bank's website at http://investor.levelonebank.com under "Corporate Governance."

Anti-Hedging Policy

Our insider trading policy prohibits our directors, officers and employees from entering into any hedging transaction with respect to any of the Company’s securities. This prohibition includes the purchase or use of, directly or indirectly, stock options, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments designed to offset any decrease in the market value of the Company’s securities.

Director Compensation

        The following table sets forth information regarding 2020 compensation for each of our nonemployee directors. Mr. Fehring does not receive director's fees or other compensation for serving as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Barbara E. Allushuski(2)	31,750	10,010	41,760
Victor L. Ansara	33,500	10,010	43,510
James L. Bellinson(2)	33,000	10,010	43,010
Michael A. Brillati(2)	30,313	10,010	40,323
Shukri W. David	32,000	10,010	42,010
Thomas A. Fabbri	31,000	10,010	41,010
Jacob W. Haas(2)	27,125	10,010	37,135
Mark J. Herman	34,000	10,010	44,010
Steven H. Rivera	29,000	10,010	39,010
Stefan Wanczyk	38,500	10,010	48,510
(1) The amounts set forth in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock awards for the year ended December 31, 2020 in accordance with FASB ASC Topic 718. The restricted stock award amounts are based on fair market value of $24.90 for awards granted on February 19, 2020. The fair market value of shares was determined using the Nasdaq closing stock price as of February 19, 2020. In 2020, each non-employee director was granted 402 shares of restricted stock, which vested on December 31, 2020. As of December 31, 2020, Ms. Allushuski, Messrs. Ansara, Bellinson, Brillati, Fabbri, and Herman and Drs. David and Rivera each held 8,500 stock options (all of which were exercisable); and Mr. Wanczyk held 5,668 stock options (all of which were exercisable).
(2) During 2020, Mr. Bellinson resigned from and Ms. Allushuski joined the Audit Committee and Mr. Brillati resigned from and Mr. Haas joined the Compensation Committee.

       For 2020, each non-employee director received an annual retainer fee of $25,000 for service on the Company and Bank boards of directors and additional annual retainers for service on board committees. The retainers for board and committee service were payable in stock or cash at the election of each director. In 2020, all directors elected to receive fees in cash. In addition, the lead independent director receives a $6,000 annual fee. During 2020, each non-employee director was also granted a restricted stock award as described in the table above. The annual retainers for service on committees during 2020 were as follows:

Committee	Chair Fee ($)	Non-chair Fee ($)
Audit	6,000	3,000
Compensation	6,000	2,500
Nominating and Governance	3,000	1,500
Loan	N.A.	6,000

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Plante & Moran, PLLC (“PM”) was the Company’s independent registered public accounting firm for the year ended December 31, 2020, and has been appointed by the Audit Committee to conduct an audit of the Company's financial statements for the year ending December 31, 2021.

Although the Company’s shareholders are not required to vote on the appointment of the Company’s independent registered public accounting firm, the Company is presenting this selection to its shareholders for ratification. Proxies solicited by the board of directors will, unless otherwise directed, be voted to ratify the Audit Committee's appointment of PM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Even if the appointment of PM is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PM and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of PM is not ratified, the Audit Committee will reconsider the appointment, but also may decide to maintain the appointment. The Company has been advised by PM that they are independent certified public accountants with respect to the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.
Representatives of PM are expected to attend the annual meeting of shareholders. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.
The board of directors recommends a vote “FOR” the ratification of PM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.
Accountant Fees

        For the years ended December 31, 2019 and 2020, the Company incurred the following fees for professional services performed.

	2019	2020
Audit Fees(1)	$159,750	$255,500
Tax Fees(2)	19,835	42,100
All Other Fees(3)	55,390	142,500
(1) The 2019 and 2020 audit fees include fees for professional services performed by PM for the audit of the Company's consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q. These services also included fees for HUD audits.
(2) Tax fees consist of tax advice, planning and consulting services.
(3) All other fees consist of accounting research, acquisition-related consulting services, and fees related to the preferred stock offering.
        The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by PM was incompatible with maintaining their independence as our principal accountants.
Audit Committee Pre-Approval Policy

        Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. We have adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC's rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by PM for up to twelve months from the date of the pre-approval. All of the services referred to above for 2020 were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION

       As an emerging growth company under the Jumpstart Our Business Startups Act, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Therefore, we are permitted to report compensation of the principal executive officer and the two other most highly compensated executive officers, which are referred to as the "named executive officers."

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how the named executive officers will be compensated in the future. The Compensation Committee will continuously review, evaluate, and modify the compensation framework to ensure the Company provides a competitive total compensation package.

The named executive officers for 2020 were:

• Patrick J. Fehring, Chair, President and Chief Executive Officer
• Gregory A. Wernette, Executive Vice President and Chief Lending Officer
• David C. Walker, Executive Vice President and Chief Financial Officer

Summary Compensation Table

        The following table sets forth information regarding the compensation paid, awarded to, or earned for the fiscal years ended December 31, 2020 and 2019 for each of the named executive officers.

Name and Position	Year	Salary ($)	Stock Awards(1) ($)	Nonequity Incentive Plan Compensation(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Patrick J. Fehring	2020	407,819	164,963	93,465	32,989	72,821	772,057
Chair, President and Chief Executive Officer	2019	375,285	104,588	105,235	36,898	83,200	705,206
Gregory A. Wernette	2020	273,592	80,925	55,110	23,529	49,911	483,067
Executive Vice President and Chief Lending Officer	2019	255,931	59,425	70,209	26,556	57,008	469,129
David C. Walker	2020	240,604	71,588	41,404	20,814	45,908	420,318
Executive Vice President and Chief Financial Officer	2019	225,054	52,294	47,290	23,518	50,921	399,077

(1) The amount set forth in the “Stock Awards” column reflects the aggregate grant date fair value of Stock Awards for the years ended December 31, 2020 and 2019 in accordance with FASB ASC Topic 718. The Stock Awards amounts are based on fair market values of $24.90 and $23.77 for awards granted on February 19, 2020 and February 21, 2019, respectively. Each restricted stock award is subject to a three-year cliff vesting schedule.
(2) Represents annual cash incentive plan awards paid under our Executive Incentive Plan as a result of the attainment of Company and individual performance goals during the respective calendar year. The objective performance goals are set at the beginning of each year by the Compensation Committee and approved by the board. Please see "Annual Executive Incentive Award for Performance" below for a discussion of our Executive Incentive Plan.
(3) Consists of above-market interest on deferred compensation under the SERP (as defined below, see "Benefits and Other Perquisites-Level One Bank Supplemental Executive Retirement Plan").
(4) "All Other Compensation" for the named executive officers during 2020 is summarized below.

Name	Perquisites(i) ($)	Company 401(k) Contribution(ii) ($)	Company Contributions to SERP(iii) ($)	Total "All Other Compensation" ($)
Patrick J. Fehring	12,000	11,400	49,421	72,821
Gregory A. Wernette	5,010	11,400	33,501	49,911
David C. Walker	5,010	11,400	29,498	45,908

(i) Amount reflects club dues.

(ii) Amount reflects Company contributions under the 401(k) Plan (as defined below).

(iii) Amount reflects the Company's contributions to the SERP based on 2020 Company performance.

General

      The Company’s compensation program (the "program”) is structured to align the interests of our executives with the interests of our key stakeholders—team members, shareholders, and the communities in which we do business. The program is designed to attract, retain and motivate leadership to achieve growth in the financial sector; to deliver pay commensurate with the achievement of annual financial results; to encourage attainment of outstanding financial results and shareholder returns over the long term; and to reduce incentives for unnecessary and excessive risk taking. The program generally sets target compensation opportunities near the median of the Company's peer group, with actual payouts in respect of variable compensation dependent on performance. The program is comprised of a mix of variable compensation components with rewards delivered in cash and shares of the Company’s stock. The Company's balanced approach to compensation supports our business strategies, aligns with our pay for performance philosophy, and is reinforced through sound compensation governance to mitigate excessive risk taking.

The Company targets base salaries to be competitive with the 50th percentile of a peer group of Midwest banks with assets ranging between approximately $850 million and $3 billion. Given the growth orientation of the Company’s strategy, the variable compensation components of the program allow for awards that meet the 75th percentile of the peer group when superior performance is achieved. The achievement of long-term objectives is rewarded through stock grants that vest over three years and a performance-based contributions to the SERP that vest ratably over four years. Total compensation (cash, stock awards, and SERP contributions) is targeted at the median of the market but allows for higher than median payout when superior performance is achieved.

The Compensation Committee has retained Blanchard Consulting Group to provide independent advice to the Compensation Committee about the design and market competitiveness of the Company's executive compensation program. In 2019, Blanchard Consulting Group provided the Company with a generic market review of the board of directors’ compensation which included review of retainers, meeting fees, and equity grants to directors. Blanchard Consulting Group also provided information on the design of various executive compensation programs to ensure the Company’s program is competitive with those of its peers. While no additional study was conducted by Blanchard Consulting Group in 2020, Blanchard Consulting Group was consulted throughout 2020 on compensation decisions and other matters of compensation importance to the Compensation Committee. Blanchard Consulting Group has been determined by the Compensation Committee to be independent, reports directly to the Chair of Compensation Committee, was retained directly by the Compensation Committee, and performs no other work for the Company.

Base Salary

The Compensation Committee reviews and approves base salaries of the named executive officers and sets the compensation of the chief executive officer. When considering the base salary of each named executive officer, the Compensation Committee relies on market data provided by an independent consultant, Blanchard Consulting Group, which gathers specific peer proxy data and referenced compensation survey data from industry resources. Base salary levels are typically reviewed annually but may be reviewed more or less frequently, depending on the competitive positioning of the salary.

Annual Executive Incentive Award for Performance

        Each named executive officer participates in the Executive Incentive Plan (the "Incentive Plan"), which incentivizes the achievement of specific financial goals determined by the board. The purpose of the Incentive Plan is to communicate expectations for business goals and results, recognize and reward achievement of the Company's annual business goals, motivate and reward superior performance, attract and retain talent, encourage teamwork and collaboration, and appropriately balance incentives and risks. Participation and payments under the Incentive Plan are recommended by the Compensation Committee and approved by the board.

Pursuant to the terms of the Incentive Plan, participants are awarded a cash bonus based on attainment of Company and individual performance goals during each calendar year. Award opportunities and performance goals are approved by the board at the beginning of each year. In 2020, the Company had to achieve at least 75% of budgeted net income, in addition to sustaining satisfactory regulatory requirements, for awards to be paid under the Incentive Plan. The Compensation Committee has the ability to make discretionary awards to key performers if these requirements are not met.

Each participant under the Incentive Plan is assigned an incentive award target and a series of weighted performance goals with threshold, target, and superior performance levels of achievement. If actual performance of a given metric is below the threshold level of performance, there is no award payout for that metric. Performance at the threshold, target and superior performance levels results in payments equal to 50%, 100%, and 150% of the target incentive opportunity. Payouts for performance between the threshold and target or target and superior performance levels are interpolated to reward incremental improvement.

For 2020, the incentive award targets for Messrs. Fehring, Wernette, and Walker were 40%, 30%, and 30% of base salary, respectively. Company and individual performance metrics established for the 2020 performance period included specific net income, return on average assets relative to a peer group, nonperforming assets to total assets ratio relative to a peer group, net chargeoffs to total loans relative to a peer group, and individual performance goals.

Award payouts under the Incentive Plan are paid no later than March 15th following completion of the annual performance period provided that the participant remains employed at the time of payment. Participants are eligible for a prorated bonus in the event the participant ceases to be employed by the Bank due to disability or death. Additionally, individuals who retire on or after attainment of age 65 are eligible for an award payout if they are actively employed through October 1st of the performance period. Additionally, individuals who retire on or after attainment of age 60 with five complete years of service are eligible for a pro-rated award payout upon retirement.

Awards under the Incentive Plan may be reduced or eliminated if the board considers it imprudent to provide awards after a review of the Company's performance. Additionally, all awards under the Incentive Plan are subject to clawback for a three-year period following payment if an award payout is due to error, omission or fraud.

Equity Awards

        The equity awards reflected in the summary compensation table above, or the outstanding equity awards at fiscal year end table below, are comprised of restricted stock and stock option awards issued pursuant to the 2018 Equity Incentive Plan (the “2018 EIP”), the 2014 Equity Incentive Plan (the “2014 EIP”), and the 2007 Stock Option Plan (the “2007 Plan”), each of which, as described more fully below, allows the Compensation Committee to establish the terms and conditions of the awards, subject to the applicable plan terms.

Benefits and Other Perquisites

The Company provides its named executive officers and other employees with a competitive benefits program, which ensures the Company’s ability to attract and retain talent. The named executive officers participate in the same benefits program as other full-time employees. The benefits program includes medical, dental, vision, disability and basic group life insurance coverage. Also provided to employees and named executive officers is a retirement plan designed to assist in saving and planning for retirement. An overview of the benefit programs and executive prerequisites is below.

Level One Bank 401(k) Profit Sharing Plan and Trust. The Level One Bank 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank and its affiliates. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2020, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer up to 87% of their compensation to the 401(k) Plan, subject to the applicable IRS limit. In 2020, the Company adopted the “safe harbor” plan rules in accordance with the Internal Revenue Code, under which the Company provides a matching contribution equal to 100% of the first 3% and 50% of the next 2% of employee eligible compensation for each eligible employee. The matching contribution is contributed in cash and is invested in accordance with the participant's current investment allocation. The plan has passed all nondiscrimination testing. Although the Company has the ability to make discretionary contributions to the 401(k) Plan, no discretionary profit sharing contribution was made to the 401(k) Plan for 2020 or 2019.

Level One Bank Supplemental Executive Retirement Plan. The Level One Bank Supplemental Executive Retirement Plan (the “SERP”) is designed to attract and retain key executive talent by allowing certain senior executives to save for retirement above the limits applicable under the Company’s 401(k) Plan. Under the SERP, eligible senior executives receive Company contributions equal to 10% of base salary if the Company achieves its threshold net income goal, and an additional 10% of base salary if the Company achieves its target net income goal. Company contributions are discretionary and may not be made for a given year if the board determines that there was a significant negative operational outcome outside of net income. Any contributions are credited to a plan account and earn interest based on the notional investment return of the Vanguard Balanced Index Fund Investors Shares. Each Company contribution vests in 25% increments over the four-year period beginning with the year for which such contribution was made, provided that the executive remains employed by the Company or the Bank on the last day of such year. Vesting will accelerate in the instance of a change in control of the Company or the executive's death, disability or retirement after attainment of age 62. The executive's account balance generally will be paid in a single lump sum within two months of the executive's termination of employment.

Health and Welfare Benefits. Named executive officers are eligible to participate in the standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all eligible employees. Named executive officers are not provided any health or welfare benefits that are not generally available to other employees.

Perquisites. Named executive officers are provided with limited perquisites that are necessary to foster proper business relationships and are reasonable and consistent with the overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by the named executive officers in 2020 included the payment of country club dues for Mr. Fehring and the payment of Detroit Athletic Club dues for Messrs. Fehring, Wernette, and Walker.

Employment Agreements

Level One entered into new employment agreements with each of our executive officers, including the named executive officers, in 2020. Each agreement provides for a specified term of employment, establishes base salary, bonus opportunity and other benefits and perquisites, sets forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term, and provides the Company with a measure of protection by obligating each executive officer to abide by the terms of restrictive covenants during employment and thereafter for a specified period of time.

Mr. Fehring. The employment agreement with Mr. Fehring, effective as of May 6, 2020, provides for an initial term through December 31, 2021, with automatic renewal for additional one-year periods commencing on January 1, 2021 and on each January 1 thereafter, unless either party provides notice of non-renewal within 90 days of such January 1. Under the agreement, Mr. Fehring is entitled to a base salary of $395,500 in 2020, which amount is subject to annual review for increase but not decrease. Mr. Fehring's agreement also provides for an annual performance-based bonus in the sole discretion of the board; participation in the SERP; participation in the Company's employee welfare, retirement, paid time off, and other benefit plans on the same terms as similarly situated senior executives; and payment of country club dues in existence as of the effective date. In the event that Mr. Fehring’s employment is terminated by the Company without cause or Mr. Fehring resigns for good reason, he will be entitled to a lump-sum payment equal to 100% of the sum of his annual base salary plus his average incentive bonus (200% if in connection with a change in control), and 12 months of healthcare continuation coverage under COBRA at active employee rates. Mr. Fehring is subject to non-competition and non-solicitation restrictions during his employment and for a period of 12 months following termination of his employment for any reason (18 months if in connection with a change in control).

Mr. Wernette. The employment agreement with Mr. Wernette, effective as of May 6, 2020, provides for an initial term through December 31, 2021, with automatic renewal for additional one-year periods commencing on January 1, 2021 and on each January 1 thereafter, unless either party provides notice of non-renewal within 90 days of such January 1. Under the agreement, Mr. Wernette is entitled to a base salary of $264,600 in 2020, which amount is subject to annual review for increase but not decrease. Mr. Wernette's agreement also provides for an annual performance-based bonus in the sole discretion of the board; participation in the SERP; participation in the Company's employee welfare, retirement, paid time off, and other benefit plans on the same terms as similarly situated senior executives; and payment of country club dues in existence as of the effective date. In the event that Mr. Wernette’s employment is terminated by the Company without cause or Mr. Wernette resigns for good reason, he will be entitled to a lump-sum payment equal to 100% of the sum of his annual base salary plus his average incentive bonus (150% if in connection with a change in control), and 12 months of healthcare continuation coverage under COBRA at active employee rates. Mr. Wernette is subject to non-competition and non-solicitation restrictions during his employment and for a period of 12 months following termination of his employment for any reason (18 months if in connection with a change in control).

Mr. Walker. The employment agreement with Mr. Walker, effective as of May 6, 2020, provides for an initial term through December 31, 2021, with automatic renewal for additional one-year periods commencing on January 1, 2021 and on each January 1 thereafter, unless either party provides notice of non-renewal within 90 days of such January 1. Under the agreement, Mr. Walker is entitled to a base salary of $232,700 in 2020, which amount is subject to annual review for increase but not decrease. Mr. Walker's agreement also provides for an annual performance-based bonus in the sole discretion of the board; participation in the SERP; participation in the Company's employee welfare, retirement, paid time off, and other benefit plans on the same terms as similarly situated senior executives; and payment of country club dues in existence as of the effective date. In the event that Mr. Walker’s employment is terminated by the Company without cause or Mr. Walker resigns for good reason, he will be entitled to a lump-sum payment equal to 100% of the sum of his annual base salary plus his average incentive bonus (150% if in connection with a change in control), and 12 months of healthcare continuation coverage under COBRA at active employee rates. Mr. Walker is subject to non-competition and non-solicitation restrictions during his employment and for a period of 12 months following termination of his employment for any reason (18 months if in connection with a change in control).

The obligation to pay any severance under each employment agreement is conditioned on execution by the named executive officer of a general release and waiver of any and all claims with respect to his employment with the Company.

Long Term Incentive Plans

        Equity based incentive awards are currently made though the Company’s 2018 EIP. The Company also maintains the 2014 EIP and the 2007 Plan. As of the effective date of the 2018 EIP, no further awards may be granted under the 2014 EIP or the 2007 Plan. However, any previously outstanding equity award granted under the 2014 EIP or 2007 Plan remains subject to the terms of such plan until the time the award is no longer outstanding.

Level One Bancorp, Inc. 2018 Equity Incentive Plan.

The 2018 EIP was adopted by the board on March 15, 2018 and became effective on April 17, 2018, the date it was approved by our shareholders. The 2018 EIP was designed to promote the Company's long term financial success by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Company's shareholders. Pursuant to the 2018 EIP, the Compensation Committee is allowed to grant awards to eligible persons in the form of incentive and non-qualified stock options, stock awards, stock appreciation rights, and other incentive awards. Up to 250,000 shares of common stock were originally available for issuance under the 2018 EIP. As of December 31, 2020, 165,597 shares remained available for issuance under the 2018 EIP. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participants receiving the awards. The 2018 EIP enables the Compensation Committee to set specific performance criteria that must be met before an award vests under the 2018 EIP. The 2018 EIP allows for acceleration of vesting and exercise privileges of awards at the discretion of the Compensation Committee. If a participant's employment is terminated for cause, then all vested and unvested awards expire at the date of termination.

Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company (as defined in the 2018 EIP), all stock options and stock appreciation rights under the 2018 EIP then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the 2018 EIP is not an obligation of the successor entity following a change in control or (ii) the 2018 EIP is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control. If vesting of an outstanding award is conditioned upon the achievement of performance measures, then (i) if, at the time of the change in control, the established performance measures are less than 50% attained, then such award shall become vested and exercisable on a fractional basis with the numerator being the percentage of attainment and the denominator being 50% upon the change in control and (ii) if, at the time of the change in control, the performance measures are at least 50% attained, then such award shall become fully earned and vested immediately upon the change in control.

Level One Bancorp, Inc. 2014 Equity Incentive Plan.

        The 2014 EIP was designed to ensure continued availability of equity awards that assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2014 EIP, the Compensation Committee was allowed to grant awards to eligible persons in the form of non-qualified stock options and restricted stock awards. As a result of the adoption of the 2018 EIP, no additional grants are to be made under the 2014 EIP. Awards that were granted under the 2014 EIP will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participants receiving the awards. The 2014 EIP allows for acceleration of vesting and exercise privileges of awards at the discretion of the Compensation Committee. If a participant's job is terminated for cause, then all vested and unvested awards are forfeited at the date of termination.

      Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company (as defined in the 2014 EIP), all outstanding stock options and restricted stock awards shall become fully vested, and if applicable, exercisable, the restrictions and forfeiture conditions applicable to such awards shall lapse, any performance conditions shall be deemed to be fully achieved, and each unexercised option shall be forfeited if not exercised immediately prior to the change in control. Notwithstanding the foregoing, upon a change in control of the Company, the Board may in its sole discretion, provide that all outstanding awards under the 2014 EIP will be assumed by the acquiring entity or substituted on an equitable basis with awards issued by the acquiring entity, or provide that such awards will be canceled in exchange for a payment of cash or securities with an equal value.

Level One Bancorp, Inc. 2007 Stock Option Plan.

        The 2007 Plan was designed to help the Company attract and retain the services of employees, officers and directors upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interest of the Company. Pursuant to the 2007 Plan, the Compensation Committee was allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, although qualified stock options were no longer allowed to be granted under the 2007 Plan after October 17, 2017. As a result of the adoption of the 2018 EIP, no additional grants are to be made under the 2007 Plan. Options that were granted under the 2007 Plan will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participants receiving the awards. The 2007 Plan allows for acceleration of vesting and exercise privileges provided that the total vesting period is not less than 3 years and no more than one third of the options subject to a single award vest in a given year. All outstanding options become vested upon the effective date of a change in control or the liquidation or dissolution of the Company. If a participant's job is terminated for cause, then all vested and unvested awards are forfeited at the date of termination. Vested options remain exercisable for 90 days following a termination of employment other than for cause, death or disability and one year following the participant's death or disability.

Outstanding Equity Awards at Fiscal Year End

        The following table provides information for each of our named executive officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2020. Market values are presented as of the end of 2020 (based on the closing price of our common stock of $20.23 on December 31, 2020) for outstanding stock awards, which include 2020 grants and prior-year grants.

					Stock Awards
	Number of Securities Underlying Unexercised Options (1)				Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Patrick J. Fehring	5,000	—	10.00	3/17/2021	—	—
	5,000	—	10.15	2/16/2022	—	—
	4,500	—	10.82	5/16/2023	—	—
	18,000	—	13.50	7/17/2024	—	—
	18,000	—	17.15	7/16/2025	—	—
	18,000	—	20.75	2/18/2026	—	—
	3,333	1,667	24.80	2/15/2028
					13,825	279,680
Gregory A. Wernette	2,000	—	10.15	2/16/2022	—	—
	3,500	—	10.82	5/16/2023	—	—
	12,500	—	13.50	7/17/2024	—	—
	12,500	—	17.15	7/16/2025	—	—
	12,500	—	20.75	2/18/2026	—	—
	3,333	1,667	24.80	2/15/2028	—	—
					7,100	143,633
David C. Walker	4,000	—	10.15	2/16/2022	—	—
	3,500	—	10.82	5/16/2023	—	—
	8,000	—	13.50	7/17/2024	—	—
	10,000	—	17.15	7/16/2025	—	—
	12,500	—	20.75	2/18/2026	—	—
	3,333	1,667	24.80	2/15/2028
					6,165	124,718
(1) All options that remain subject to vesting vest in 33% increments on the first, second, and third anniversary of the date of grant. These options are accelerated and vest in full upon a change in control of the Company.
(2) All restricted stock awards vest 100% on the third anniversary of the date of grant. These restricted stock awards will accelerate and vest in full upon a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
        The following table sets forth information as of March 11, 2021, regarding the beneficial ownership of our common stock by:

•each shareholder known by us to beneficially own more than 5% of our outstanding common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person's name.

        The percentage of beneficial ownership is based on 7,623,764 shares of our common stock outstanding as of March 11, 2021, including 56,920 shares of restricted stock awarded under our stock incentive plan but not vested as of such date.

        Except as otherwise provided, the address for each shareholder listed in the table below is: c/o Level One Bancorp, Inc., 32991 Hamilton Court, Farmington Hills, Michigan 48334.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
5% Shareholders
Wellington Management Group, LLP(1)	821,783	10.8%
The Banc Funds Company, LLC(2)	672,563	8.8%
Manulife Financial Corporation(3)	389,424	5.1%
Directors and Named Executive Officers
Patrick J. Fehring(4)	280,316	3.6%
Barbara E. Allushuski(5)	25,455	*
Victor L. Ansara(6)	80,484	1.1%
James L. Bellinson(7)	774,433	10.2%
Michael A. Brillati(8)	26,879	*
Shukri W. David(9)	99,821	1.3%
Thomas A. Fabbri(10)	725,055	9.5%
Jacob W. Haas(11)	10,874	*
Mark J. Herman(12)	46,284	*
Steven H. Rivera(13)	44,106	*
Stefan Wanczyk(14)	658,983	8.6%
Gregory A. Wernette(15)	73,468	1.0%
David C. Walker(16)	74,163	1.0%
All directors and executive officers as a group (16 persons)(17)	3,022,092	39.6%
* Indicates one percent or less.
(1) Wellington Management Group LLP has shared voting power over 701,716 shares and shared dispositive power over 821,783 shares. Wellington Group Holdings LLP has shared voting power over 701,716 shares and shared dispositive power over 821,783 shares. Wellington Investment Advisors Holdings LLP has shared voting power over

701,716 shares and shared dispositive power over 821,783 shares. Wellington Management Company LLP has shared voting power over 696,256 shares and shared dispositive power over 809,755 shares. The principal office address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. This information is based on Amendment No. 3 to Schedule 13G filed with the SEC on February 4, 2021.
(2) Consists of: (i) 112,533 shares held by Banc Fund VIII L.P. (“BF VIII”), an Illinois Limited Partnership; (ii) 320,788 shares held by Banc Fund IX L.P. ("BF IX"), an Illinois Limited Partnership; and (iii) 239,242 shares held by Banc Fund X L.P. (“BF X”), an Illinois Limited Partnership. The general partner of BF VIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBan IX L.P. (“MidBan IX”), whose principal business is to be a general partner of BF IX. The general partner of BF X is MidBan X L.P. (“MidBan X”), whose principal business is to be a general partner of BF X. The general partner of MidBanc VIII, MidBan IX, and MidBan X is The Banc Funds Company, L.L.C. (“TBFC”), whose principal business is to be a general partner of MidBanc VIII, MidBan IX, and MidBan X. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VIII, BF IX, and BF X since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC. The principal office address is 20 North Wacker Drive, Suite 3300, Chicago, Illinois 60606. This information is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2021.

(3) Consists of: (i) 386,324 shares held by Manulife Investment Management (US) LLC (“MIM (US)”), a Delaware limited liability company; and (ii) 3,100 shares held by Manulife Investment Management Limited, a Canadian entity (“MIML”). MIM (US) and MIML are indirect, wholly-owned subsidiaries of Manulife Financial Corporation (“MFC”), a Canadian corporation. The principal office address of MFC and MIML is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. The principal office address of MIM (US) is 197 Clarendon Street, Boston, Massachusetts 02116. This information is based on Schedule 13G filed with the SEC on February 3, 2021.

(4) Consists of: (i) 85,566 shares held by Mr. Fehring individually; (ii) 67,500 shares held by the Patrick J. Fehring Trust; (iii) 25,000 shares held by Fifth Third Bank Trustee-FBO Patrick J Fehring SD IRA; (iv) 28,750 shares owned by the JoAnn M. Fehring Trust; and (v) 73,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021. Mr. Fehring is the beneficiary of, and has voting and investment power over the shares held by, the Patrick J. Fehring Trust and Fifth Third Bank Trustee-FBO Patrick J Fehring SD IRA. Mr. Fehring has shared voting and investment power over the shares held by the JoAnn M. Fehring Trust.

(5) Consists of: (i) 16,955 shares held by Ms. Allushuski; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021.

(6) Consists of: (i) 71,984 shares held by Mr. Ansara; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021.

(7) Consists of: (i) 722,521 shares held by Mr. Bellinson individually; (ii) 43,412 shares held by the James L. Bellinson Living Trust; and (iii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021. Mr. Bellinson is the beneficiary of, and has voting and investment power over the shares held by, the James L. Bellinson Living Trust.

(8) Consists of: (i) 18,379 shares held by Mr. Brillati; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021.

(9) Consists of: (i) 87,385 shares held by Shudun Holdings LLC; (ii) 3,379 shares held by Dr. David individually; (iii) 557 shares held by the Dunia David Trust; and (iv) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021. Dr. David is the beneficiary of, and has voting and investment power over the shares held by Shudun Holdings LLC. Dr. David has shared voting and investment power over the shares held by the Dunia David Trust.

(10) Consists of: (i) 709,797 shares held by TRSD Holdings, LP; (ii) 6,758 shares held by Mr. Fabbri individually; and (iii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021. Mr. Fabbri is the general partner of, and has voting and investment power over the shares held by, TRSD Holdings, LP. Mr. Fabbri disclaims beneficial ownership of the shares owned by TRSD Holdings, LP, except to the extent of his pecuniary interests therein.

(11) Consists of 10,874 shares held by Mr. Haas individually.

(12) Consists of: (i) 37,784 shares held by Mr. Herman individually; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021.

(13) Consists of: (i) 35,606 shares held by Dr. Rivera; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021.

(14) Consists of: (i) 653,315 shares held by Mr. Wanczyk; and (ii) 5,668 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021.

(15) Consists of: (i) 25,468 shares held by Mr. Wernette individually; and (ii) 48,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021.

(16) Consists of: (i) 7,500 shares held by the David Walker Trust; (ii) 23,663 shares held by Mr. Walker individually; and (iii) 43,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021. Mr. Walker is the beneficiary of, and has voting and investment power over the shares held by, the David Walker Trust.

(17) Includes an aggregate of 309,668 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 11, 2021.
DELINQUENT SECTION 16(A) REPORTS

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. We are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2020, except for James Bellinson, a director, Mark Herman, a director, and David Walker, an executive officer, who all filed one late Form 4 with respect to one transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ordinary Banking Relationships

        Our directors, officers, beneficial owners of more than five percent of our voting securities and their associates were customers of and had transactions with the Bank in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank's board of directors in accordance with the bank regulatory requirements. The insider cannot participate in the board's deliberation or voting on the extension of credit with respect to that insider. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).

Under applicable SEC and Nasdaq rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. Management, in consultation with outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the audit committee for approval. In determining whether to approve a related party transaction, the audit committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Our directors, officers, beneficial owners of more than five percent of our voting securities and their immediate family members were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank’s board of directors in accordance with the bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2020. The information contained in this report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.

        The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K. The committee is currently comprised of Messrs. Wanczyk, Fabbri, Herman, Dr. David and Ms. Allushuski. All of the members have been determined to be "independent," as defined by Nasdaq.

        The Audit Committee has reviewed and discussed our audited financial statements for 2020 with our management and Plante & Moran, PLLC, our independent registered public accounting firm. The committee has also discussed with Plante & Moran, PLLC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by applicable requirements of the PCAOB regarding the independent accountants' communications with the Audit Committee concerning independence and has discussed with Plante & Moran, PLLC its independence. Based on the review and discussions with management and Plante & Moran, PLLC described above, the committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit Committee:

Stefan Wanczyk	Shukri W. David
Thomas A. Fabbri	Mark J. Herman
Barbara E. Allushuski

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LEVEL ONE BANCORP, INC.

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PROXY

The board of directors recommend you vote "**FOR ALL**" the nominees.

1. Election of Directors

(1) Barbara E. Allushuski
(2) Victor L. Ansara
(3) James L. Bellinson
(4) Michael A. Brillati
(5) Shukri W. David
(6) Thomas A. Fabbri
(7) Patrick J. Fehring
(8) Jacob W. Haas
(9) Mark J. Herman
(10) Steven H. Rivera
(11) Stefan Wanczyk

FOR ALL nominees	WITHHOLD AUTHORITY to vote for all nominees	FOR all nominees EXCEPT as marked
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You may withhold authority to vote for any individual nominees by marking "FOR all nominees EXCEPT as marked" and lining out that nominee's name.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s).

Please mark your votes like this **X**

The board of directors recommends you vote "**FOR**" proposal #2

FOR	AGAINST	ABSTAIN
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3. Transaction of such other business as may properly come before the meeting and any adjournment thereof.

If this proxy is signed and dated but no direction is given, the proxy will be voted "FOR ALL nominees" named in proposal #1 and "FOR" proposal #2. If any other business is presented at the meeting, this proxy shall be voted in the discretion of the proxies with respect to such business. This proxy is solicited on behalf of the board of directors.

Mark here if you plan to attend the meeting. ☐

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2021.**

When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one trustee, all should sign. All joint owners must sign.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2021
The 2021 Proxy Statement and Form 10-K are available at: https://www.cstproxy.com/levelonebancorp/2021

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

LEVEL ONE BANCORP, INC.

The undersigned hereby appoints Thomas A. Fabbri and Mark J. Herman, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of the Shareholders of Level One Bancorp, Inc., to be held at 32991 Hamilton Court, Farmington Hills, MI 48334, on the 6th day of May, 2021, at 5:00 p.m., local time, or any adjournment thereof.*

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE "FOR ALL" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

(Continued, and to be marked, dated and signed, on the other side)